Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2015 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

REDWOOD CITY, Calif. – August 6, 2015 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and year ended June 30, 2015. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“In the fourth quarter of fiscal 2015, we made good progress working with key centers in Europe to demonstrate the features of the MicroCutter XCHANGE® 30 with the white cartridge,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “In addition, we continue to work to expand the clinical indications in the United States.”

“Importantly, with the reintroduction of the MicroCutter device with the white cartridge, we have been able to show improved hemostasis during vascular transections while maintaining good functionality and reliability. At the same time, we are aiming to improve thick tissue performance and expand the capable range in an enhanced MicroCutter device that works with both the blue and white cartridge. Once achieved, we expect to conduct a clinical evaluation to validate the reliability and functionality, and when we have performed a sufficient number of cases, we anticipate reintroduction both in the United States and Europe.”

Fiscal 2015 Fourth Quarter and Full Year Ended June 30, 2015, Financial Results

Total product sales and net revenue were approximately $0.7 million for the fiscal 2015 fourth quarter, compared with $1.0 million for the fiscal 2014 fourth quarter.

Cost of product sales was approximately $0.9 million for the fiscal 2015 fourth quarter, compared with approximately $1.3 million for the fiscal 2014 fourth quarter. Research and development expenses were approximately $1.8 million for the fourth quarters of both fiscal 2015 and fiscal 2014. Selling, general and administrative expenses were $1.8 million, including approximately $0.2 million related to restructuring charges, for the fiscal 2015 fourth quarter compared with $2.4 million for the same period of fiscal 2014. The decrease in selling, general and administrative expenses is due primarily to a restructuring concluded in the third quarter of fiscal 2015 resulting in reduction in the number of employees.

The net loss for the fiscal 2015 fourth quarter was approximately $3.9 million, or $0.04 per share. The net loss before the deemed preferred stock dividend for the fiscal 2014 fourth quarter was approximately $4.7 million, or $0.06 per share. GAAP results include a deemed (non-cash) preferred stock dividend of $1.9 million, representing a beneficial conversion charge due to the difference between the common stock price and conversion price on the closing date of the company's public offering completed in the fourth quarter of fiscal 2014, resulting in a net loss allocable to common stockholders of $6.6 million, or $0.09 per share.

Total net revenue was approximately $3.0 million for the year ended June 30, 2015, compared with $3.6 million for the year ended June 30, 2014. Total operating costs and expenses for the year ended June 30, 2015, were approximately $21.8 million compared with $20.1 million for the year ended June 30, 2014. Net loss for the year ended June 30, 2015, was approximately $19.2 million, or $0.22 per share. Net loss for fiscal 2014 was approximately $17.0 million. Net loss allocable to common stockholders after taking into account the $1.9 million deemed dividend was $18.9 million, or a loss of $0.32 per share.

Cash, cash equivalents and investments as of June 30, 2015 were approximately $25.2 million, compared with approximately $29.0 million at March 31, 2015. As of June 30, 2015, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 877-703-6106 from the United States and Canada or 857-244-7305 internationally. The conference ID is 80748296. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through August 13, 2015, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 53146227.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and for a wide range of surgical procedures in Europe. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 55,000 units throughout the world.

Forward-Looking Statements

The statements in this press release regarding Cardica’s beliefs as to when it will be able to expand clinical indications and its expectations as to the timing of development of its enhanced MicroCutter device are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to its enhanced MicroCutter device due to unanticipated technical or other difficulties; risks inherent in obtaining regulatory approvals; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, under the caption “Risk Factors,” filed on May 12, 2015. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Product sales, net	$684	$1,008	$2,922	$3,505
License and development revenue	-	-	-	41
Royalty revenue	17	17	68	69
Total	701	1,025	2,990	3,615

Operating costs and expenses
Cost of product sales	851	1,347	4,235	4,770
Research and development	1,817	1,813	7,341	6,883
Selling, general and administrative	1,793	2,413	10,197	8,463
Total operating costs and expenses	4,461	5,573	21,773	20,116

Loss from operations	(3,760)	(4,548)	(18,783)	(16,501)
Interest and other income, net	25	3	51	39
Interest expense	(116)	(131)	(450)	(504)
Net loss	$(3,851)	$(4,676)	$(19,182)	$(16,966)
Preferred stock deemed dividend	-	(1,915)	-	(1,915)
Net loss allocable to common stockholders	$(3,851)	$(6,591)	$(19,182)	$(18,881)

Basic and diluted net loss per share	$(0.04)	$(0.09)	$(0.22)	$(0.32)

Shares used in computing basic and diluted net loss per share	89,021	79,590	89,019	58,395

Balance Sheets

(amounts in thousands)

	June 30,	June 30,
	2015	2014
Assets	(unaudited)
Cash, cash equivalents and investments	$25,206	$42,796
Accounts receivable	424	706
Inventories	1,391	1,086
Other assets	2,273	2,989
Total assets	$29,294	$47,577

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,849	$2,287
Deferred revenue	2,528	2,013
Long term debt	2,828	3,092
Total stockholders' equity	22,089	40,185
Total liabilities and stockholders' equity	$29,294	$47,577